EXHIBIT 99



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                          SYNERGY RESOURCES CORPORATION
                                20203 Highway 60
                              Platteville, CO 80651
                                 (970) 737-1073

                                  Common Stock

      THESE SECURITIES INVOLVE A HIGH DEGREE OF RISK. SEE "RISK FACTORS".

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     We have an Incentive Stock Option Plan, a Non-Qualified Stock Option Plan, and a Stock Bonus Plan. In some cases, these plans, as well as our Stock Option Agreements, are collectively referred to as the "Plans". The terms and conditions of any stock bonus and the terms and conditions of any options, including the price of the shares of common stock issuable on the exercise of options, are governed by the provisions of the respective Plans.

     Persons who may receive shares pursuant to the Plans and who are offering such shares to the public by means of this Prospectus are referred to as the "Selling Shareholders".

     The Selling Shareholders may offer the shares from time to time in negotiated transactions in the over-the-counter market, at fixed prices which may be changed from time to time, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Selling Shareholders may sell the shares to or through securities broker/dealers, and such broker/dealers may receive compensation in the form of discounts, concessions, or commissions from the Selling Shareholders and/or the purchasers of the shares for whom such broker/dealers may act as agent or to whom they sell as principal, or both (which compensation as to a particular broker/dealer might be in excess of customary commissions). See "Selling Shareholders" and "Plan of Distribution".

     We will not receive any proceeds from the sale of the shares by the Selling Shareholders. We have agreed to bear all expenses (other than underwriting discounts, selling commissions and fees and expenses of counsel and other advisers to the Selling Shareholders). We have not agreed to indemnify the Selling Shareholders against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act").








                The date of this Prospectus is October __, 2013.

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                              AVAILABLE INFORMATION

     We are subject to the information requirements of the Securities Exchange Act of 1934 (the "Exchange Act") and, file reports and other information with the Securities and Exchange Commission (the "Commission"). Proxy statements, reports and other information concerning us can be inspected and copied at the Commission's office at 100 F Street, NE, Washington, D.C. 20549. Certain information concerning us is also available at the Internet Web Site maintained by the Securities and Exchange Commission at www.sec.gov. This Prospectus does not contain all information set forth in the Registration Statement of which this Prospectus forms a part and exhibits thereto which we have filed with the Commission under the Securities Act and to which reference is hereby made.

                       DOCUMENTS INCORPORATED BY REFERENCE

     We will provide, without charge, to each person to whom a copy of this Prospectus is delivered, including any beneficial owner, upon the written or oral request of such person, a copy of any or all of the documents incorporated by reference herein (other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into this Prospectus). Requests should be directed to:

                          SYNERGY RESOURCES CORPORATION
                                20203 Highway 60
                              Platteville, CO 80651
                                 (970) 737-1073
                           Attn: William E. Scaff, Jr.

     The following documents which we have filed with the Commission are incorporated by reference into this Prospectus:

     (1)  Annual report on Form 10-K for the fiscal year ended August 31, 2012.

     (2) Amended annual report on Form 10-K/A for the fiscal year ended August 31, 2012.

     (3)  Report on Form 10-Q for the three months ended November 30, 2012.

     (4)  Report on Form 10-Q for the three months ended February 28, 2013.

     (5)  Report on Form 10-Q for the three months ended May 31, 2013.

     (6)  Reports on Form 8-K filed:

          o    November 14, 2012
          o    December 3, 2012
          o    December 3, 2012
          o    December 7, 2012
          o    January 10, 2013
          o    January 28, 2013
          o    February 14, 2013
          o    March 7, 2013
          o    March 12, 2013

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          o    March 19, 2013
          o    March 19, 2013
          o    April 5, 2013
          o    April 10, 2013
          o    May 8, 2013
          o    May 29, 2013
          o    June 6, 2013
          o    June 7, 2013
          o    June 7, 2013
          o    June 14, 2013
          o    June 19, 2013
          o    June 24, 2013
          o    July 10, 2013
          o    July 11, 2013
          o    July 26, 2013
          o    August 23, 2013
          o    September 3, 2013
          o    September 19, 2013
          o    September 19, 2013
          o    October 3, 2013

     All documents filed with the Commission by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering registered hereby shall be deemed to be incorporated by reference into this Prospectus from the date of the filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference shall be deemed to be modified or superseded for the purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

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                                TABLE OF CONTENTS

PROSPECTUS SUMMARY ...............................................

RISK FACTORS .....................................................

USE OF PROCEEDS ..................................................

SUMMARY INFORMATION REGARDING THE PLANS ..........................

SELLING SHAREHOLDERS..............................................

PLAN OF DISTRIBUTION .............................................

DESCRIPTION OF COMMON STOCK ......................................

GENERAL ..........................................................

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                               PROSPECTUS SUMMARY
Overview

     Synergy Resources Corporation ("we," "our," "us" or "the Company") is a growth-oriented independent oil and gas company engaged in the acquisition, development, and production of crude oil and natural gas in and around the Denver-Julesburg Basin ("D-J Basin") of Colorado. All of our producing wells are in the Wattenberg Field, which has a history as one of the most prolific production areas in the country. We are expanding our undeveloped acreage holdings in eastern Colorado and western Nebraska, and may commence development activities in these areas.

     Since commencing active operations in September 2008, we have undergone significant growth. As disclosed in the following table, as of September 30, 2013, we have drilled, acquired, or participated in 311 gross oil and gas wells and have successfully completed 300 wells that went into production.

                      Operated             Participated
                ---------------------  ---------------------
        Year    Drilled   Completed    Drilled   Completed    Acquired
       -------  --------- -----------  --------  -----------  --------
        2009
                      -   -            2         2            -

        2010         36   22           -         -            -

        2011         20   28           11        11           72

        2012         51   47           13        5            4

        2013         34   37           30        29           36
              1

        2014          2     5          -         2            -
                --------- -----------  --------  -----------  --------

        Total       143   139          56        49           112
                ========= ===========  ========  ===========  ========

(1) Represents activity through September 30, 2013.

     As of September 30, 2013, our estimated proved reserves exceeded 7 million Bbls of oil and 42 Bcf of gas. We currently hold approximately 370,000 gross acres and 237,000 net acres under lease.

Strategy

     Our strategy for continued growth includes additional drilling activities, acquisition of existing wells, and recompletion of wells to more rapidly access and/or extend reserves through improved hydraulic stimulation techniques. We attempt to maximize our return on assets by drilling and operating wells in which we have a majority net revenue interest. We attempt to limit our risk by drilling in proven areas. To date, we have not drilled any dry holes.

     All wells drilled prior to 2012 were relatively low-risk vertical or directional wells. During fiscal 2013 we participated with other operators in 24 horizontal wells. Eighteen of the wells had reached productive status by September 30, 2013. Initial results from the wells have been promising and we plan to expand our horizontal well operations. During 2014, our capital

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expenditure budget  anticipates  participation in 25 gross horizontal wells as a non-operating interest owner, and the drilling of 20 horizontal wells, for which we will act as the operator.

     Historically, our cash flow from operations was not sufficient to fund our growth plans and we relied on proceeds from the sale of debt and equity securities. Our cash flow from operations is increasing, and we plan to finance an increasing percentage of our growth with internally generated funds.
Ultimately, implementation of our growth plans will be dependent upon the success of our operations and the amount of financing we are able to obtain.

     Between September 1, 2012 and September 30, 2013, we drilled 36 wells and brought 42 wells into productive status for which we acted as operator. As of September 30, 2013, we were the operator of 4 wells that were in various stages of completion, all of which are expected to reach productive status during our second fiscal quarter. We have substantially completed our plans for drilling vertical wells, and plan to focus our efforts on horizontal wells during the 2014 fiscal year. Between September 1, 2012 and September 30, 2013 our activity on wells in which we had a non-operating interest included 31 wells that reached productive status and 30 wells that were drilled. Seven non-operated wells were in the completion phase at September 30, 2013.

     In June 2013, our reserve borrowing base increased from $47 million to $75 million under the terms of the $150 million credit facility with Community Banks of Colorado. This increase was due to the increase in our proved reserves from
10.7 MMboe to 13.6 MMboe and the associated increase in our PV-10 reserve valuation from approximately $148 million to $208 million as of February 28, 2013.

     Interest accrues at a variable rate, which will equal or exceed the minimum rate of 2.5%. At our option, interest rates will be referenced to the Prime Rate plus a margin of 0% to 1%, or the London InterBank Offered Rate plus a margin of 2.5% to 3.25%. The maturity date for the credit line is November 28, 2016.

     We commenced our commodity hedging program in January, 2013. As of September 30, 2013 we had hedged approximately 133,000 barrels of oil over the next 24 months of production using swaps or costless collar contracts with an average price of $95.

     Our website is: www.syrginfo.com. Information on our website is not part of this prospectus.

     Our offices are located at 20203 Highway 60, Platteville, CO 80651. Our office telephone number is (970) 737-1073 and our fax number is (970) 737-1045.

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The Offering

     By means of this prospectus our officers and directors are offering shares of our common stock which they own, or which they may acquire, pursuant to our Stock Bonus Plan, our Non-Qualified Stock Option Plan, our Incentive Stock Option Plan, or our Stock Option Agreements. The shares owned by the Selling Shareholders may be sold in the over-the-counter market, or otherwise, at prices and terms then prevailing or at prices related to the then-current market price or in negotiated transactions.

Forward-Looking Statements

     This prospectus contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are subject to risks and uncertainties and are based on the beliefs and assumptions of management and information currently available to management. The use of words such as "believes", "expects", "anticipates", "intends", "plans", "estimates", "should", "likely" or similar expressions, indicates a forward-looking statement.

     The identification in this prospectus of factors that may affect our future performance and the accuracy of forward-looking statements is meant to be illustrative and by no means exhaustive. All forward-looking statements should be evaluated with the understanding of their inherent uncertainty.

     Factors that could cause our actual results to differ materially from those expressed or implied by forward-looking statements include, but are not limited to:

     o    The success of our exploration and development efforts;

     o    The worldwide economic situation;

     o    Any change in interest rates or inflation;

     o    The   willingness   and  ability  of  third  parties  to  honor  their
          contractual commitments;

     o Our ability to raise additional capital, as it may be affected by current conditions in the stock market and competition in the oil and gas industry for risk capital;

     o    Our capital costs, as they may be affected by delays or cost overruns;

     o    Our costs of production;

     o Environmental and other regulations, as the same presently exist or may later be amended;

     o    Our   ability  to   identify,   finance  and   integrate   any  future
          acquisitions; and

     o    The volatility of our stock price.

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                                  RISK FACTORS

     Investors should be aware that this offering involves certain risks, including those described below, which could adversely affect the value of our common stock. We do not make, nor have we authorized any other person to make, any representation about the future market value of our common stock. In addition to the other information contained in this prospectus, the following factors should be considered carefully in evaluating an investment in our securities.

Our operations will be affected from time to time and in varying degrees by political developments and Federal and state laws and regulations regarding the development, production and sale of crude oil and natural gas.

     These regulations require permits for drilling of wells and also cover the spacing of wells, the prevention of waste, and other matters. Rates of production of oil and gas have for many years been subject to Federal and state conservation laws and regulations and the petroleum industry is subject to Federal tax laws.

     In addition, the production of oil or gas may be interrupted or terminated by governmental authorities due to ecological and other considerations. Compliance with these regulations may require a significant capital commitment by and expense to us and may delay or otherwise adversely affect our operations.

     From time to time legislation has been proposed relating to various conservation and other measures designed to decrease dependence on foreign oil. No prediction can be made as to what additional legislation may be proposed or enacted. Oil and gas producers may face increasingly stringent regulation in the years ahead and a general hostility towards the oil and gas industry on the part of a portion of the public and of some public officials. Future regulation will probably be determined by a number of economic and political factors beyond our control or the oil and gas industry.

     Our activities are subject to existing federal and state laws and regulations governing environmental quality and pollution control. Compliance with environmental requirements and reclamation laws imposed by Federal, state, and local governmental authorities may necessitate significant capital outlays and may materially affect our earnings. It is impossible to predict the impact of environmental legislation and regulations (including regulations restricting access and surface use) on our operations in the future although compliance may necessitate significant capital outlays, materially affect our earning power or cause material changes in our intended business. In addition, we may be exposed to potential liability for pollution and other damages.

Oil and gas exploration is not an exact science, and involves a high degree of risk.

     The primary risk lies in the drilling of dry holes or drilling and completing wells, which, though productive, do not produce gas and/or oil in sufficient amounts to return the amounts expended and produce a profit. Hazards, such as unusual or unexpected formation pressures, downhole fires, blowouts, loss of circulation of drilling fluids and other conditions are involved in drilling and completing oil and gas wells and, if such hazards are encountered, completion of any well may be substantially delayed or prevented. In addition,

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adverse weather  conditions can hinder or delay operations,  as can shortages of equipment and materials or unavailability of drilling, completion, and/or work-over rigs. Even though a well is completed and is found to be productive, water and/or other substances may be encountered in the well, which may impair or prevent production or marketing of oil or gas from the well.

     Exploratory drilling involves substantially greater economic risks than development drilling because the percentage of wells completed as producing wells is usually less than in development drilling. Exploratory drilling itself can be of varying degrees of risk and can generally be divided into higher risk attempts to discover a reservoir in a completely unproven area or relatively lower risk efforts in areas not too distant from existing reservoirs. While exploration adjacent to or near existing reservoirs may be more likely to result in the discovery of oil and gas than in completely unproven areas, exploratory efforts are nevertheless high risk activities.

     Although the completion of oil and gas wells is, to a certain extent, less risky than drilling for oil and gas, the process of completing an oil or gas well is nevertheless associated with considerable risk. In addition, even if a well is completed as a producer, the well for a variety of reasons may not produce oil or gas in quantities sufficient to repay our investment in the well.

     The acquisition, exploration and development of oil and gas properties, and the production and sale of oil and gas are subject to many factors not under our control. These factors include, among others, general economic conditions, proximity to pipelines, oil import quotas, supply, demand, and price of other fuels and the regulation of production, refining, transportation, pricing, marketing and taxation by various governmental authorities.

Buyers of our gas, if any, may refuse to purchase gas from us in the event of oversupply.

     If we drill wells that are productive of natural gas, the quantities of gas that we may be able to sell may be too small to pay for the expenses of operating the wells. In such a case, the wells would be "shut-in" until such time, if ever, that economic conditions permit the sale of gas in quantities which would be profitable.

Interests that we may acquire in oil and gas properties may be subject to royalty and overriding royalty interests, liens incident to operating agreements, liens for current taxes and other burdens and encumbrances, easements and other restrictions, any of which may subject us to future undetermined expenses.

     We do not intend to purchase title insurance, title memos, or title certificates for any leasehold interests we will acquire. It is possible that at some point we will have to undertake title work involving substantial costs. In addition, it is possible that we may suffer title failures resulting in significant losses.

The drilling of oil and gas wells involves hazards such as blowouts, unusual or unexpected formations, pressures or other conditions, which could result in substantial losses or liabilities to third parties.

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     Although  we intend to  acquire  adequate  insurance,  or to be named as an insured under coverage acquired by others (e.g., the driller or operator), we may not be insured against all such losses because insurance may not be available, premium costs may be deemed unduly high, or for other reasons. Accordingly, uninsured liabilities to third parties could result in the loss of our funds or property.

Opposition to Hydraulic Fracturing may increase the cost and time to complete our wells

     Hydraulic fracturing, the process used for releasing oil and gas from shale rock, has recently come under increased scrutiny and could be the subject of further regulation that could impact the timing and cost of development. While companies have been using the technique for decades, as drilling expands to more populated areas, environmentalists raise concern about the effects on the population's health and drinking water.

     In April of this year, the Obama administration proposed the first national standards to control air pollution from gas wells stimulated by hydraulic fracturing. The EPA published claims that the new regulations would ensure pollution is controlled without slowing natural gas production, actually resulting in more product for fuel suppliers to bring to market. The proposal would restrict the venting of gases during the well completion phase, and require the implementation of a new technology to reduce emissions of pollutants during completion of wells. Implementation of the pollution-reducing equipment for so-called "green completions" is required by January 2015.

     Locally, some counties and municipalities are attempting to impose more stringent regulations than those required by the Colorado Oil and Gas Conservation Commission. Litigation has been initiated to determine the legality of these attempts. Depending on the legislation that may ultimately be enacted or the regulations that may be adopted at the federal, state and/or local levels, exploration and production activities that entail hydraulic fracturing could be subject to additional regulation and permitting requirements. Individually or collectively, such new legislation or regulation could lead to operational delays or increased operating costs and could result in additional burdens that could increase the costs and delay the development of unconventional oil and gas resources from shale formations which are not commercial without the use of hydraulic fracturing. This could have an adverse effect on our business.

Related Party Transactions

     Our transactions with related parties may cause conflicts of interests that may adversely affect us. Ed Holloway and William E. Scaff, Jr., both of whom are officers, directors and principal shareholders, control two entities, Petroleum Exploration & Management, LLC ("PEM") and HS Land & Cattle, LLC ("HSLC"), with whom we do business. We presently lease the Platteville office space and equipment storage yard from HSLC at a rate of $10,000 per month. During 2011, we purchased all of the operating oil and gas assets owned by PEM. Material transactions with related parties are approved by our independent directors.

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     We believe that the  transactions  and agreements that we have entered into with these affiliates are on terms that are at least as favorable as could reasonably have been obtained at such time from third parties. However, these relationships could create, or appear to create, potential conflicts of interest when our board of directors is faced with decisions that could have different implications for us and these affiliates. The appearance of conflicts, even if
such  conflicts  do  not  materialize,   might  adversely  affect  the  public's
perception of us, as well as our relationship with other companies and our ability to enter into new relationships in the future, which could have a material adverse effect on our ability to do business.

Our  failure  to  obtain  capital  may   significantly   restrict  our  proposed
operations.

     We need additional capital to fund our capital expenditure plans. We do not know what the terms of any future capital raising may be but any future sale of our equity securities would dilute the ownership of existing stockholders and could be at prices substantially below the price investors paid for their shares of our common stock. Our failure to obtain the capital required will result in the slower implementation of our business plan. There can be no assurance that we will be able to obtain the necessary capital.

     We will need to consistently generate positive cash flow or obtain additional financing until we are able to consistently yield sufficient cash essential for the growth of our operations in executing our strategic business plan.

     As a result of our short operating history, it is difficult for potential investors to evaluate our business.

Although our common stock has been listed on the NYSE MKT since July 27, 2011, the trading in our stock has, at times, been limited and sporadic.

     Additionally, the trading price of our common stock may fluctuate widely in response to various factors, some of which are beyond our control. Factors that could negatively affect our share price include, but are not limited to:

     o actual or anticipated fluctuations in our quarterly results of operations;

     o    liquidity;

     o    sales of common stock by our shareholders;

     o    changes in oil and natural gas prices;

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     o    publication  of research  reports  about us or the oil and natural gas exploration and production industry generally;

     o increases in market interest rates which may increase our cost of capital;

     o    changes  in  applicable  laws  or   regulations,   court  rulings  and
          enforcement and legal actions;

     o    changes in market valuations of similar companies;

     o    adverse market reaction to any indebtedness we incur in the future;

     o    additions or departures of key management personnel;

     o    actions by our shareholders;

     o    commencement of or involvement in litigation;

     o    news  reports   relating  to  trends,   concerns,   technological   or
          competitive developments, regulatory changes and other related issues in our industry;

     o speculation in the press or investment community regarding our business;

     o    general market and economic conditions; and

     o domestic and international economic, legal and regulatory factors unrelated to our performance.

     Shares issuable upon the exercise of outstanding warrants and options may substantially increase the number of shares available for sale in the public market and may depress the price of our common stock. We have outstanding options and warrants which could potentially allow the holders to acquire a substantial number of shares of our common stock. Until the options and warrants expire, the holders will have an opportunity to profit from any increase in the market price of our common stock without assuming the risks of ownership. Holders of options and warrants may exercise these securities at a time when we could obtain additional capital on terms more favorable than those provided by the options or warrants. The exercise of the options and warrants will dilute the voting interest of the current owners of our outstanding shares by adding a substantial number of additional shares of common stock.

We are dependent upon the contributions of our senior management team and other key employees for our success.

     If one or more of these executives, or other key employees, were to cease to be employed by us, our progress could be adversely affected. In particular, we may have to incur costs to replace senior executive officers or other key employees who leave, and our ability to execute our business strategy could be impaired if we are unable to replace such persons in a timely manner.

The credit risk of financial institutions could adversely affect us.

     We have entered into transactions with counterparties in the financial services industry, including commercial banks, insurance companies, and their affiliates. These transactions expose us to credit risk in the event of default of our counterparty, principally with respect to hedging agreements but also insurance contracts and bank lending commitments. Deterioration in the credit markets may impact the credit ratings of our current and potential counterparties and affect their ability to fulfill their existing obligations to us and their willingness to enter into future transactions with us.

Our use of hedging transactions could reduce our cash flow and/or result in reported losses.

     We periodically enter into hedging agreements for a portion of our anticipated oil production. Our commodity hedging agreements are limited in duration, usually for periods of two year or less. Should commodity prices increase after we have entered into a hedging transaction, our cash flows will be lower than they would have been had the hedge not been in place.

     For financial reporting purposes, we do not use hedge accounting, thus we are required to record changes in the fair value of our hedging instruments through our earnings rather than through other comprehensive income had we elected to use hedge accounting. As a consequence, we may report material unrealized losses or gains on our hedging agreements prior to their expiry. The amount of the actual realized losses or gains will differ and will be based on the actual prices of the commodities on the settlement dates as compared to the hedged prices contained in the hedging agreements. As a result, our periodic financial results will be subject to fluctuations related to our derivative instruments.

                                 USE OF PROCEEDS

     All of the shares offered by this Prospectus are being offered by the Selling Shareholders. We will not receive any of the proceeds from the sale of the shares offered by this Prospectus. Expenses expected to be incurred by us in connection with this offering are estimated to be approximately $10,000. The Selling Shareholders have agreed to pay all commissions and other compensation to any securities broker/dealers through whom they sell any of the Shares.

                     SUMMARY INFORMATION REGARDING THE PLANS

     The terms and conditions of any stock bonus and the terms and conditions of any options, including the price of the shares of common stock issuable on the exercise of options, are governed by the provisions of the respective Plan.

     A summary of the Plans follows.

     Incentive Stock Option Plan. The Incentive Stock Option Plan authorizes the issuance of shares of our common stock to persons that exercise options granted pursuant to the Plan. Only our employees may be granted options pursuant to the Incentive Stock Option Plan. The exercise price of an option is determined by our Board of Directors but cannot be less than the fair market value of our common stock on the date of the grant of the option (or 110% of the fair market value in the case of a person owning more than 10% of our outstanding shares).

     Non-Qualified Stock Option Plan. The Non-Qualified Stock Option Plan authorizes the issuance of shares of our common stock to persons that exercise options granted pursuant to the Plan. Employees, directors, officers, consultants and advisors are eligible to be granted options pursuant to the Plan, provided however that bona fide services must be rendered by such consultants or advisors and such services must not be in connection with the offer or sale of securities in a capital-raising transaction or promoting the price of our common stock. The option exercise price is determined by our Directors.

     Stock Bonus Plan. The Stock Bonus Plan allows for the issuance of shares of common stock to our employees, directors, officers, consultants and advisors, provided however that bona fide services must be rendered by consultants or advisors and such services must not be in connection with the offer or sale of our securities in a capital-raising transaction or promoting the price of our common stock.

     Other Information Regarding the Plans. The Plans are administered by our Board of Directors. Our Directors serve for a one-year tenure and until their successors are elected. Our Directors are elected each year at the annual shareholder's meeting. A Director may be removed at any time by the vote of a majority of our shareholders represented in person or by proxy at any special meeting called for the purpose of removing one or more directors. Any vacancies which may occur on the Board of Directors will be filled by the majority vote of the remaining directors. The Board of Directors is vested with the authority to interpret the provisions of the Plans and supervise the administration of the Plans. In addition, the Board of Directors is empowered to select eligible employees to whom shares or options are to be granted, to determine the number of shares subject to each grant of a stock bonus or an option and to determine when, and upon what conditions, shares or options granted under the Plans will vest or otherwise be subject to forfeiture and cancellation.

     The terms and conditions upon which a person will be permitted to assign or hypothecate options or shares received pursuant to any of the Plans will be determined by our Board of Directors which administers the Plans. In general, however, options are non-transferable except upon death of the option holder. Shares issued pursuant to the Stock Bonus Plan will generally not be transferable until the person receiving the shares satisfies any vesting requirements imposed by the Board of Directors when the shares were issued.

     Any shares issued pursuant to the Stock Bonus Plan and any options granted pursuant to the stock option Plans will be forfeited if the "vesting" schedule established by our Directors at the time of the grant is not met. For this purpose, vesting means the period during which the employee must remain an employee or the period of time a non-employee must provide services to us.

     Each Option is exercisable from time to time during a period (or periods) determined by our Board of Directors and ending upon the expiration or termination of the Option; provided, however, our directors may, limit the number of shares purchaseable in any period or periods of time during which the Option is exercisable.

     Employment by us does not include a right to receive bonus shares or options pursuant to the Plans. Only the Board of Directors has the authority to determine which persons will be issued bonus shares or granted options and, subject to the limitations described elsewhere in this Prospectus and in the Plans, the number of shares of common stock issuable as bonus shares or upon the exercise of any options.

Summary

     The following sets forth certain information as of September 30, 2013 concerning the stock options and stock bonuses granted by the Company pursuant to the Plans and the Stock Option Agreements. Each option represents the right to purchase one share of the Company's common stock.

                        Total                                         Remaining
                       Shares                                Shares    Options/
                     Reserved     Options      Options    Issued As      Shares
Name of Plan        Under Plans   Granted    Exercised  Stock Bonus  Under Plans

Incentive Stock
  Option Plan      2,000,000         --          --          N/A     2,000,000
Non-Qualified
  Stock Option Plan5,000,000  1,940,000     120,000          N/A     3,060,000
Stock Bonus Plan   2,000,000        N/A         N/A      173,500     1,826,500

                              SELLING SHAREHOLDERS

     Our officers and directors who may acquire shares of common stock pursuant to the Plans, and who are offering these shares of common stock to the public by means of this Prospectus, are referred to as the "Selling Shareholders".

     The following table provides certain information as of September 30, 2013 concerning the share ownership of the Selling Shareholders and the shares offered by the Selling Shareholders by means of this Prospectus.


                                        Number of Shares           Number of
                                          Being Offered           Shares to be
                                    ----------------------------  Beneficially
                      Number of                                    owned on        Percent
Name of Selling         Shares      Option         Bonus          Completion         of
 Shareholder          Owned (1)    Shares (2)    Shares (3)     of the Offering     Class
--------------      -------------  -----------   ----------     ----------------    -----
Class

Frank L. Jennings      24,000       150,000       50,000             24,000           *

*  Less than 1%.


(1) Excludes shares issuable upon the exercise of options or warrants.

(2) Represents shares issuable upon exercise of stock options granted pursuant to the Plans.

(3) Represents shares granted as a stock bonus.

     The terms of the options held by the Selling Shareholders are shown below:

                      Shares issuable upon       Exercise            Expiration
Name                    exercise of options       Price                 Date
----                    -------------------    -------------        ------------

Frank L. Jennings           150,000              $  4.40               3/7/21

     To allow the Selling Shareholders to sell their shares when they deem appropriate, we have filed a Form S-8 registration statement under the Securities Act of 1933, of which this Prospectus forms a part, with respect to the resale of the shares from time to time in the over-the-counter market or in privately negotiated transactions.

                              PLAN OF DISTRIBUTION

     The Selling Shareholders may sell the shares offered by this Prospectus from time to time in negotiated transactions in the public market at fixed prices which may be changed from time to time, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Selling Shareholders may sell their shares to or through broker/dealers, and such broker/dealers may receive compensation in the form of discounts, concessions, or commissions from the Selling Shareholders and/or the purchasers of the shares for which such broker/dealers may act as agent or to whom they may sell, as principal, or both (which compensation as to a particular broker/dealer may be in excess of customary compensation).

     The Selling Shareholders and any broker/dealers who act in connection with the sale of the shares hereunder may be deemed to be "underwriters" within the meaning of ss.2(11) of the Securities Acts of 1933, and any commissions received by them and profit on any resale of the shares as principal might be deemed to be underwriting discounts and commissions under the Securities Act. We have not agreed to indemnify the Selling Shareholders and any securities broker/dealers who may be deemed to be underwriters against certain liabilities, including liabilities under the Securities Act as underwriters or otherwise.

     The Selling Shareholders may also sell their shares pursuant to Rule 144 of the Securities and Exchange Commission.

     We have advised the Selling Shareholders that they and any securities broker/dealers or others who may be deemed to be statutory underwriters will be subject to the Prospectus delivery requirements under the Securities Act of 1933. We have also advised each Selling Shareholder that in the event of a "distribution" of the shares owned by the Selling Shareholder, such Selling Shareholder, any "affiliated purchasers", and any broker/ dealer or other person who participates in such distribution may be subject to Rule 102 under the Securities Exchange Act of 1934 ("1934 Act") until their participation in that distribution is completed. A "distribution" is defined in Rule 102 as an offering of securities "that is distinguished from ordinary trading transactions by the magnitude of the offering and the presence of special selling efforts and selling methods". We have also advised the Selling Shareholders that Rule 101 under the 1934 Act prohibits any "stabilizing bid" or "stabilizing purchase" for the purpose of pegging, fixing or stabilizing the price of the Common Stock in connection with this offering.

                           DESCRIPTION OF COMMON STOCK

     We are authorized to issue 100,000,000 shares of common stock. Holders of common stock are each entitled to cast one vote for each share held of record on all matters presented to shareholders. Cumulative voting is not allowed; hence, the holders of a majority of the outstanding common stock can elect all directors.

     Holders of common stock are entitled to receive such dividends as may be declared by our Board of Directors out of funds legally available therefore and, in the event of liquidation, to share pro rata in any distribution of our assets after payment of liabilities. The board is not obligated to declare a dividend. It is not anticipated that dividends will be paid in the foreseeable future.

     Holders of common stock do not have preemptive rights to subscribe to additional shares if issued by us. There are no conversion, redemption, sinking fund or similar provisions regarding the common stock. All outstanding shares of common stock are fully paid and non-assessable.

Transfer Agent

      Corporate Stock Transfer
      3200 Cherry Creek Drive South
      Suite 430
      Denver, Colorado 80209
      Phone: (303) 282-4800

                                     GENERAL

     The Colorado Business Corporation Act provides in substance that we shall indemnify any person who was or is a party or is threatened to be made a party to any threatened or completed action, suit or proceeding, whether civil, criminal, administrative, or investigative by reason of the fact that such person is or was our director, officer, employee, fiduciary or agent, or is or was serving at our request as a director, officer, employee, fiduciary or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person; and that expenses incurred in defending any such civil or criminal action, suit or proceeding may be paid by us in advance of the final disposition of such action, suit or proceeding as authorized by our Board of Directors in the specific case upon receipt of an undertaking by or on behalf of such director, officer or employee to repay such amount to us unless it shall ultimately be determined that such person is entitled to be indemnified by us.

     No dealer, salesman, or any other person has been authorized to give any information or to make any representations other than those contained in this prospectus in connection with this offering and, if given or made, such information or representations must not be relied upon as having been authorized by us or the selling shareholders. This prospectus does not constitute an offer to sell, or a solicitation of any offer to buy, the securities offered in any jurisdiction to any person to whom it is unlawful to make an offer or solicitation. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create an implication that there has not been any change in our affairs since the date hereof or that any information contained herein is correct as to any time subsequent to its date.

     All dealers effecting transactions in the registered securities, whether or not participating in this distribution, may be required to deliver a prospectus. This is an addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

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